Exhibit 99.1
NOT FOR IMMEDIATE RELEASE
-------------------------


              COMMSCOPE REPORTS RECORD SECOND QUARTER RESULTS
 ORDERS OF $293 MILLION; REVENUE OF $241 MILLION; EARNINGS PER SHARE OF $0.42
-----------------------------------------------------------------------------

HICKORY, NC -- (JULY 19, 2000) CommScope, Inc. (NYSE: CTV), a world leader in the manufacture of broadband and high-performance communication cables, today announced record second quarter orders, sales and earnings per share for the period ended June 30, 2000. Diluted earnings per share rose 27% to $0.42 based on 56.2 million shares, compared to $0.33 per diluted share and
51.9 million shares in the second quarter of 1999. The change in diluted shares primarily reflects the impact of the issuance of $172.5 million of 4% convertible debt in December 1999.

Sales for the second quarter increased 29% to $241.2 million, compared to $186.9 million in the second quarter of 1999. This performance was primarily driven by a strong increase in sales of broadband cable domestically and robust international sales. Domestic sales rose 26% to $180.4 million, up from $143.8 million in the second quarter of 1999. International sales rose to $60.8 million for the current quarter, up 41% year over year and up 21% sequentially.

Orders booked in the second quarter rose 32% to a new all-time record $293.4 million, up from $222.4 million in the same period last year. Orders reflect particular strength in worldwide demand for Hybrid Fiber Coaxial
(HFC) products.

Net income for the second quarter rose 30% to an all-time record of $22.3 million, up from $17.1 million in the second quarter of 1999.

"This is the fifth consecutive quarter of year-over-year sales and net income growth exceeding 25% and we're optimistic about achieving comparable sales growth rates for the second half of the year," said Frank M. Drendel, Chairman and Chief Executive Officer. "While tight supply and rising cost of key materials are expected for the remainder of the year due to surging demand for HFC products, we continue to make progress on capacity and material supply issues. In response to the rapid rise in the cost of materials, we intend to raise prices for essentially all HFC-related cable products by approximately 6% with implementation beginning in mid September," Drendel added.

- more -

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OTHER SECOND QUARTER HIGHLIGHTS
-------------------------------

o CATV/Video sales worldwide increased to $181.9 million for the current quarter, up 27% year over year and up 21% sequentially. International sales rose 41% year over year primarily due to robust demand for HFC products. Domestic CATV/Video sales rose 21% year over year.

"We believe that the ongoing global deregulation combined with recent investments by Microsoft, AT&T-Liberty Media and others in overseas cable systems will continue to create a global catalyst for cable's high capacity broadband platform," Drendel stated. "Our recently announced agreement to buy a Motorola manufacturing facility in Brazil is expected to provide a solid foundation for supporting international growth."

o Wireless and Other Telecom sales rose 64% in the current quarter to $34.5 million compared to sales of $21.1 million in the same period last year. This performance was driven by both a strong increase in other telecom sales and a robust increase in sales of Cell Reach(R) wireless products. During the quarter, the company also established a worldwide cable supply agreement with Motorola for wireless cable products and reached agreement on expanding opportunities between the companies for other broadband cable products.

o Local Area Network (LAN) sales rose to $24.9 million, up approximately 10% year over year. During the quarter, the company announced laser certification for all of its multimode fiber products and announced a strategic alliance with The Siemon Company.

o Gross margin for the second quarter was 26.7%, up approximately 100 basis points from the first quarter of 2000, despite cost increases.

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coaxial (HFC) applications and is a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications.

     Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to those statements relating to sales and earnings expectations, cost and availability of key raw materials, capacity expansion, price increases, relative market position and outlook. While CommScope believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to changes in cost and availability of key raw materials, successful implementation of the bi-metals operation and other vertical integration activities, pricing and acceptance of CommScope's products, successful expansion and related operation of our facilities, effective implementation of our integrated information system, developments in technology, industry competition, regulatory changes affecting our industries worldwide economic conditions, telecommunications industry capital spending, and other factors. The cautionary statements contained in Exhibit 99 to CommScope's Form 10-Q for the period ended March 31, 2000 are incorporated herein by reference.

             Visit CommScope at our Web Site--www.commscope.com

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

                                                 COMMSCOPE, INC.
                                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                         (UNAUDITED--IN THOUSANDS, EXCEPT NET INCOME PER SHARE AMOUNTS)


                                                          Three Months Ended             Six Months Ended
                                                               June 30,                      June 30,
                                                ----------------------------------------------------------------

                                                     2000             1999            2000             1999
                                                ---------------  ---------------  --------------  ---------------
Net sales                                       $     241,244    $    186,882     $    445,183    $     334,953
                                                ---------------  ---------------  --------------  ---------------

Operating costs and expenses:
    Cost of sales                                     176,863         137,022          328,449          248,258
    Selling, general and administrative                20,080          17,330           38,477           31,899
    Research and development                            4,955           1,945            8,593            3,434
    Amortization of goodwill                            1,342           1,347            2,685            2,594
          Total operating costs and expenses          203,240         157,644
                                                                                       378,204          286,185
                                                ---------------  ---------------  --------------  ---------------

Operating income                                       38,004          29,238           66,979           48,768
Other income (expense), net                               495             (17)             480               (7)
Interest expense                                       (2,588)         (2,567)          (4,976)          (5,365)
Interest income                                            53             111              445              250
                                                ---------------  ---------------  --------------  ---------------

Income before income taxes                             35,964          26,765           62,928           43,646
Provision for income taxes                            (13,671)         (9,673)         (23,908)         (15,794)
                                                ---------------  ---------------  --------------  ---------------

Net income                                      $      22,293    $     17,092    $      39,020    $      27,852
                                                ===============  ===============  ==============  ===============

Net income per share:
    Basic                                       $        0.44    $       0.34    $        0.76   $         0.55
    Assuming dilution  (a)                      $        0.42    $       0.33    $        0.74   $         0.54
Weighted average shares outstanding:

    Basic

                                                        51,151          50,650          51,046           50,527
    Assuming dilution  (a)
                                                        56,249          51,906          56,167           51,613
(a)   Calculation of net income per share,
      assuming dilution:
        Net income (basic)                       $      22,293    $     17,092     $    39,020     $     27,852
        Convertible debt add-back *
                                                         1,179               -           2,361                -
                                                ---------------  ---------------  --------------  ---------------
             Numerator (assuming dilution)      $       23,472    $     17,092    $     41,381    $      27,852
                                                ===============  ===============  ==============  ===============

        Weighted average shares (basic)                 51,151          50,650          51,046           50,527
        Dilutive effect of:
          Stock options

                                                         1,518           1,256           1,541            1,086
          Convertible debt *
                                                         3,580               -           3,580                -
                                                ---------------  ---------------  --------------  ---------------
             Denominator (assuming dilution)
                                                        56,249          51,906          56,167           51,613
                                                ===============  ===============  ==============  ===============

* On December 15, 1999, the Company issued $172.5 million in convertible notes, which are convertible into shares of common stock at a conversion rate of 20.7512 shares per $1,000 principal amount. The effect of the assumed conversion of these notes is included in the calculation of net income per share, assuming dilution for the three months and six months ended June 30, 2000. The convertible debt add-back in the numerator of the calculation represents after-tax interest expense and amortization of deferred financing fees associated with this convertible debt. The convertible debt dilution in the denominator reflects the number of shares issuable upon conversion, assuming 100% conversion of all convertible notes as of the beginning of the year.

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CONTACTS:

PHIL ARMSTRONG                      BETSY LAMBERT, APR
INVESTOR RELATIONS                  MEDIA RELATIONS
(828) 323-4848                      (828) 323-4873

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